UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 26, 2012

DEL TORO SILVER CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-52499	98-0515290
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

Suite 320 North Carson Street, Carson City, Nevada	89701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 775.782.3999

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Item 3.02	Unregistered Sales of Equity Securities

On May 26, 2012, Del Toro Silver Corp. (the “Company”) entered into a convertible loan agreement with Greg Painter, a director and officer of the Company. Under the terms of the convertible loan agreement, Mr. Painter has agreed to loan the Company the sum of US$10,000, which was advanced to the Company on January 9, 2012. The principal amount of the loan plus any accrued and unpaid interest shall be due and payable in full one year from the advancement date. Mr. Painter may provide the Company with written notice of conversion at any time to exercise his rights of conversion in respect of either a portion of or the total outstanding amount of the loan plus accrued interest as of that date into shares of the Company at the price of US$0.06 per share. The loan shall bear interest at a rate of 8% per annum.

Also on May 26, 2012, the Company entered into a convertible loan agreement with Patrick Fagen, a director and officer of the Company. Under the terms of the convertible loan agreement, Mr. Fagen has agreed to loan the Company the sum of US$94,000, the first instalment of which was received on December 8, 2011 and which remaining funds have been advanced in instalments by Mr. Fagen. The principal amount of the loan plus any accrued and unpaid interest shall be due and payable in full one year from each of the advancement dates. Mr. Fagen may provide the Company with written notice of conversion at any time to exercise his rights of conversion in respect of either a portion of or the total outstanding amount of the loan plus accrued interest as of that date into shares of the Company, at the price of US$0.06 per share. The loan shall bear interest at a rate of 8% per annum.

Item 9.01	Financial Statements and Exhibits

10.1	Convertible Loan Agreement with Greg Painter dated May 26, 2012

10.2	Convertible Loan Agreement with Patrick Fagen dated May 26, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEL TORO SILVER CORP.

/s/ Greg Painter
Greg Painter
President, Chief Executive Officer, Secretary, Treasurer and
Director
Date: May 29, 2012